Exhibit 99.1

SONIC AUTOMOTIVE ANNOUNCES PRICING OF $200 MILLION OF SENIOR SUBORDINATED NOTES

Charlotte, NC – June 26, 2012 – Sonic Automotive, Inc. (NYSE: SAH) today announced the pricing of its private offering of $200 million in aggregate principal amount of 7.00% Senior Subordinated Notes due 2022 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and in offshore transactions pursuant to Regulation S under the Securities Act. The notes were priced at 99.110% of the principal amount thereof, resulting in a yield to maturity of 7.125%. This offering is expected to close on July 2, 2012. The net proceeds of this offering will be used to repurchase some or all of its outstanding 5.0% Convertible Senior Notes due 2029 pursuant to an offer to exchange shares of its Class A common stock plus cash, and to pay related fees and expenses, and any remaining amount will be used for general corporate purposes, including repurchases of shares of its Class A common stock.

The notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release is being issued pursuant to Rule 135c under the Securities Act, and is neither an offer to sell nor a solicitation of an offer to buy the notes or any other securities and shall not constitute an offer to sell or a solicitation of an offer to buy, or a sale of, the notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In addition, this press release shall not be deemed an offer to purchase or a solicitation of tenders for our 5.0% Convertible Senior Notes due 2029.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 500 company based in Charlotte, N.C., is one of the nation’s largest automotive retailers. Sonic can be reached on the web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements pertaining to the closing of a private offering of securities and an exchange offer. There are many factors that affect management’s views about future events and trends of our business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions in the markets in which we operate, the rate and timing of the overall economic recovery or decline and the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2011 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update forward-looking information.